  As Filed with the Securities and Exchange Commission on July 18, 1996
                                                     Registration No. 333-

                                SECURITIES AND EXCHANGE COMMISSION
                                       Washington, D.C.  20549

                                              FORM S-8
                                        REGISTRATION STATEMENT
                                                under
                                      the Securities Act of 1933

                                      NATIONAL R.V. HOLDINGS, INC.
                        (Exact name of registrant as specified in its charter)

           Delaware                                         33-0371079
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                          Identification No.)

                                   3411 N. Perris Blvd.
                                  Perris, California 92571
                                      (909) 932-6007
       (Address including zip code, and telephone number, including area code, of registrant's principal executive offices and principal place of business)
                                      1993 OPTION PLAN
                                    1995 STOCK OPTION PLAN
                                     INDIVIDUAL EMPLOYEES'
                                    STOCK OPTION AGREEMENTS
                                   (Full Title of the Plans)

                                        Wayne M. Mertes
                             President and Chief Executive Officer
                                     3411 N. Perris Blvd.
                                   Perris, California 92571
                                         (909) 943-6007
                   (Name, address, including zip code, and telephone number
                        including area code, of agent for service)

                                 Copies of Communications to:
                                     Stephen M. Davis, Esq.
                                 Werbel McMillin & Carnelutti,
                                    A Professional Corporation
                                         711 Fifth Avenue
                                      New York, New York 10022
                                          (212) 832-8300

                              CALCULATION OF REGISTRATION FEES

Title of Securities to be Registered:  Common Stock ($.01 par value per share)
Amount to be Registered(1):  97,125 shares
Proposed Maximum Offering Price Per Unit(2):   $10.69
Proposed Maximum Aggregate Offering Price(2):  $1,038,267
Amount of Registration Fee:  $358.02
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(1)  For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement represents the sum of certain shares issuable upon exercise of presently outstanding options (options that have been granted as of the date of this Registration Statement) issued under the Registrant's 1993 Option Plan (28,500 shares) and 1995 Stock Option Plan (36,750 shares) and under certain stock option agreements entered into by the Registrant and certain of its employees (31,875).

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.

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                           Page 3 of 14

                     PART I

                   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.  Plan Information.

Item 2.  Registrant Information and Employee Plan Annual Information.


         The document(s) containing the information specified in this Part I will be sent or given to participating employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Act"). Such documents are not being filed as part of this Registration Statement in accordance with the rules and regulations of the Securities and Exchange Commission. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act.

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                                             Page 4 of 14




                        NATIONAL R.V. HOLDINGS, INC.
                       REGISTRATION STATEMENT ON FORM S-8

                                 PART II
                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents filed by the Company with the Securities and Exchange Commission are incorporated in this Registration Statement by reference:

(a) The Company's Annual Report on Form 10-K, for the fiscal year ended December 31, 1995 (the "1995 10-K") which contains consolidated financial statements of the Company and certain other information regarding the Company.

(b) The Company's Quarterly Report on Form 10-Q for the period ended March 31, 1996.

(c) The Company's Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934 (the "Exchange Act"), File No. 0-22268, which contains a description of the Company's Common Stock.

(d) All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.


Item 4. Description of Securities.

              Not applicable.


Item 5. Interests of Named Experts and Counsel.

              Not applicable.

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                                             Page 5 of 14


Item 6. Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of the State of Delaware ("DGCL") empowers the Company to, and the Certificate of Incorporation of the Company provides that it shall, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by any reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Company, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        The  Company's  Certificate of  Incorporation provides, pursuant to
Section 145 of the General Corporation Law of the State of Delaware, for indemnification of officers, directors, employees and agents of the Company and persons serving at the request of the Company in such capacities within other business organizations against certain losses, costs, liabilities and expenses incurred by reason of their position with the Company or such other business organizations.


Item 7. Exemption from Registration Claimed.

              Not applicable.
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                                             Page 6 of 14


Item 8. Exhibits

              The Company hereby incorporates by reference the following list of exhibits filed as part of this Registration Statement.

Exhibit
Number        Document
- -------       --------
4.1           1993 Option Plan.(1)

4.2           1995 Stock Option Plan.(2)

4.3 Form of Key Employee Stock Option Agreement between the Company and each of various employees of the Company.

5.1           Opinion of Werbel McMillin & Carnelutti, a Professional
              Corporation.

23.1          Consent of Werbel McMillin & Carnelutti
              (included in Exhibit 5.1).

23.2          Consent of Price Waterhouse LLP.

24.1 Power of Attorney (Reference is made to the signature page of the Registration Statement).

- ----------------------

(1) Incorporated by reference from the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 15, 1993 (File No. 33-72954).

(2) Incorporated by reference from the Company's Annual Report o Form 10-K for the year ended December 31, 1995 and filed with the Securities and Exchange Commission on March 27, 1996.



Item 9.  Undertaking.

          The Company hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration
Statement or any material change to such information in the Registration Statement including (but not limited to) any addition of a managing underwriter, provided, however, that the undertakings set forth in

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                                             Page 7 of 14


paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs if contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement.

        2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offer herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

       The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section
15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

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                                             Page 8 of 14

                         SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Perris, State of California on July 17, 1996.


                                  NATIONAL R.V. HOLDINGS, INC.


                                   By: /s/ Wayne M. Mertes
                                   -------------------------
                                   Wayne M. Mertes, President,
                                   Chief Executive Officer
                                   (Principal Executive Officer)
                                   and Director


                      POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary N. Siegler and Stephen M. Davis, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this registration statements and any related registration statement filed under Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting along, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on July 17, 1996.


Signature:                     Capacity in Which Signed:


/s/ Gary N. Siegler            Chairman of the Board of Directors
- -------------------
Gary N. Siegler


/s/ Wayne M. Mertes            President, Chief Executive Officer (Principal
- -------------------            Executive Officer) and Director
Wayne M. Mertes
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                                             Page 9 of 14


/s/ Neil H. Koffler            Director
- -------------------
Neil H. Koffler


/s/ Stephen M. Davis           Director
- -------------------
Stephen M. Davis


/s/ Gary Fuhrman               Director
- ------------------
Gary Fuhrman


/s/ Kenneth W. Ashley
- --------------                 Treasurer and Chief Financial Officer (Principal
Kenneth W. Ashley              Financial Officer and Accounting Officer)


75036
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<EX-4.3>
                     NATIONAL R.V. HOLDINGS, INC.

                       STOCK OPTION AGREEMENT


            STOCK OPTION AGREEMENT, dated as of December 30, 1994, by and between National R.V. Holdings, Inc., a Delaware corporation (the
"Company"), and ----------------------- (the "Optionee").

            1. Grant of Option. Pursuant to National R.V. Holdings, Inc. 1993 Option Plan (the "Plan") as described in Section 2 below, the Company hereby grants to the Optionee an option (the "Option") to purchase up to --
- -------- shares of the Company's common stock, par value $.01 per share (the "Common Stock"), for a price of $7.50 per share. The Options granted hereunder shall be deemed Incentive Stock Options within the meaning of the Plan and the Internal Revenue Code of 1986, as amended.

            2. Option Plan. This Option is granted under the Plan and is subject to the terms and conditions set forth in the Plan. In the event that any of the provisions hereof conflict with or are inconsistent with the provisions of the Plan, the provisions of the Plan shall be controlling.

            3. Timing of Exercise. The Optionee may exercise this Option according to the following vesting schedule: Options shall be exercisable in three equal installments each equal to one-third of the entire Option granted, the first of which shall become exercisable on the first anniversary of the date of the grant of the Option, the second installment of which shall become exercisable on the second anniversary of the date of grant of the Option, and the final installment of which shall become exercisable on the third anniversary of the date of grant. This Option will expire five years from the date of grant of this Option with respect to any then unexercised portion hereof or earlier, subject to the terms of the Plan.

            4. Manner of Exercise. This Option shall be exercised by delivering written notice to the Company stating the number of shares of Common Stock to be purchased, the person or persons in whose name the shares are to be registered and each such person's address and social security number. Such notice shall not be effective unless accompanied by the full purchase price for all shares as purchased. The purchase price shall be payable in cash or in shares of the Company's Common Stock or any combination thereof. Payment in currency or by check shall be considered payment in cash. In the event that all or part of the purchase price is paid in shares of the Company's Common Stock, the shares used in payment shall be valued at their Fair Market Value (as defined in the Plan) on the date of exercise of this Option.

                           5.  Restrictions on Purchase and Sales of Shares.
  The Company shall not be obligated to sell or issue any shares pursuant to this Option unless the shares are at that time effectively registered or exempt from registration under the Securities Act of 1933, as amended
(the "Securities Act"). The Optionee hereby agrees that, as a further condition to the exercise of this Option, the Optionee, if the Company so requests, will

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execute an agreement in form satisfactory to the Company in which the
Optionee represents that he is purchasing the shares for investment purposes, and not with a view to resale or distribution. The Optionee further agrees that if the shares of Common Stock to be issued upon the exercise of this Option are not subject to an effective registration statement filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act, such shares shall bear an appropriate restrictive legend.

           6. Adjustment. The number of shares of Common Stock of the Company subject to this Option and the price per share of such shares may be adjusted by the Company from time to time pursuant to the Plan.

           7. No Rights Until Exercise. The Optionee shall have no rights hereunder as a shareholder with respect to any shares subject to this Option until the date of the issuance of a stock certificate to him for such shares.

           8. Amendment. This Option may be amended as provided in the Plan.

                                          NATIONAL R.V. HOLDINGS, INC.

                                              /s/ Kenneth W. Ashley
                                           By:---------------------------
                                           Name:  Kenneth W. Ashley
                                           Title: Chief Financial Officer

                                          OPTIONEE:

                                             -------------------------------

76761                                      Name:

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<EX-5.1>




                                              July 18, 1996

National R.V. Holdings, Inc.
3411 N. Perris Blvd.
Perris, California 92571


                           Re: Registration Statement on Form S-8 National R.V. Holdings, Inc.

Gentlemen:

            We have acted as counsel to National R.V. Holdings, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, of an aggregate of 97,125 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), reserved for issuance under the Company's 1993 Option Plan and 1995 Stock Option Plan and under certain option agreements entered into by the Company and certain employees (collectively the "Plans").

           We have examined the proceedings taken by you in connection with the sale and issuance of the Common Stock under the Plans. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals thereof of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied on the representations of executive officers and other representatives of the Company.

            It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, the Common Stock will be legally and validly issued, fully paid and non-assessable.

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National R.V. Holdings, Inc.
July 18, 1996
Page 2


          This opinion is rendered solely for your benefit in connection with the transaction described above. This opinion may not be used or relied upon by any other person without our prior written consent.

          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.



                                            Very truly yours,
                                            WERBEL MCMILLIN & CARNELUTTI
                                            A Professional Corporation


                                            /s/ Werbel McMillin & Carnelutti
                                            By:--------------------------------






76761
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<EX-23.2>


                          CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 12, 1996, which appears on page F-1 of the Financial Statements of National R.V. Holdings, Inc., which is included in the Company's Annual Report on Form 10-K for the seven month period ended December 31, 1995.



/s/ PRICE WATERHOUSE LLP

Los Angeles, California
July 16, 1996



76761